EMPLOYMENT AGREEMENT




                  EMPLOYMENT AGREEMENT, made effective as of the 1st day of July, 1998 (the "Effective Date"), by and between Jaco Electronics, Inc., a New York corporation having offices at 145 Oser Avenue, Hauppauge, New York 11788 ("Jaco"), and Jeffrey D. Gash, residing at 12 Carpenter Lane, Hauppauge, New York 11788 ("Gash").

                  WHEREAS, Gash is the Vice President of Finance of Jaco; WHEREAS, Gash has been employed from and after July 1, 1998, pursuant to an oral  agreement of employment  consistent  with the terms hereof;
and
                  WHEREAS, Jaco desires to have the continued services of Gash, and Gash desires to continue to be employed by Jaco, on the terms and conditions hereinafter set forth.
                  NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

1.                Term of Employment; Duties.
                  1.1 Jaco hereby employs Gash as Vice President of Finance of Jaco, and Gash hereby agrees to serve Jaco in such capacity and to perform such duties consistent therewith as Jaco's Board of Directors and/or President from time to time shall determine for a period commencing on the Effective Date and ending on the fourth (4th) anniversary of the Effective Date (the "Initial Term"), provided, however, the term of this Employment Agreement shall be


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automatically  extended after each anniversary date of the Effective Date for an additional one year period following the Initial Term, unless either Jaco or Gash shall provide a notice of non-renewal to the other party (the "Notice of Non-Renewal"), which notice shall be in writing and shall be delivered not less than 90 days prior to an anniversary date after the Effective Date (the "Employment Period"). In the event that a Notice of Non-Renewal is delivered by either party, this Employment Agreement shall continue for a period of three (3) years following the anniversary date which follows immediately after the date that a valid and effective Notice of Non-Renewal is delivered. By way of example, if the Notice of Non-Renewal is delivered after the second anniversary date and not less than 90 days prior to the third anniversary date of the Effective Date, this Employment Agreement shall continue until the sixth anniversary date of the Effective Date.

2.                Compensation.
                  2.1 For all services rendered pursuant to the terms hereof, Gash shall receive a base salary of $125,000 for each of the 12 month periods (a "Contract Year") ending June 30, 1999, and each June 30, thereafter ("Base
Salary"), which Base Salary may be reviewed by the Board of Directors and the President for each of the Contract Years after the fiscal year ending June 30, 1998, to determine whether the Base Salary should be increased for any such year. The Base Salary shall be paid to Gash in equal periodic installments not less frequently than monthly. In addition and not in lieu thereof, Gash shall be entitled to receive such fringe benefits and to participate in such benefit plans and programs as are generally made available by Jaco to other senior executive employees, including, but not limited to, health insurance.


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                  2.2 Gash may receive a cash bonus (the "Cash  Bonus") for each
Contract Year as shall be determined by the Board of Directors and the President. The Cash Bonus, if any, shall be payable every year on or before November 1 for the preceding fiscal year.
                  2.3 Upon Gash's death, his legal representative(s) shall be paid the sum of $750,000 (the "Death Benefit") within fifteen (15) days of Jaco's receipt of the proceeds of the insurance on Gash's life purchased pursuant to the provisions of Section 2.4 below. If, for any reason, at the time of Gash's death, Jaco does not have in force an insurance policy on Gash's life, then, notwithstanding anything in this Employment Agreement to the contrary, the Death Benefit shall be due and payable within fifteen (15) days of Gash's death.
                  2.4 Jaco shall use its best  efforts to purchase  insurance on
the  life  of  Gash,   as  well  as  annuities  or  other   endowment   policies
(collectively, "Policies"), in sufficient amounts fully to fund its obligations to Gash under Section 2.3 above. All such policies shall be and shall remain the property of Jaco. Gash shall cooperate fully with Jaco to enable Jaco to obtain such policies.
                  2.5 The obligations of Jaco to Gash hereunder are general unsecured obligations of Jaco to Gash, and Gash shall have no security interest or other interest of any nature whatsoever in the Policies or the proceeds thereof (except as provided in Section 2.6 below), or in any other assets of Jaco. Jaco, in its absolute discretion, may establish any reserves or special accounts or segregate assets to fund such obligations. Gash shall not sell, transfer, assign, pledge, encumber, hypothecate or otherwise alienate any right or entitlement of his hereunder. No such purported sale, transfer, assignment, pledge, encumbrance, hypothecation or other alienation shall have any force or effect or in any way be binding upon or be enforceable against Jaco. Except as otherwise provided by law, no such right or entitlement shall be subject to attachment or garnishment.


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                  2.6 If, at any time,  Gash  ceases to be an  employee  of Jaco other than on account of death, Jaco, at Gash's option, shall transfer and assign to Gash all its right, title and interest in the Policies and Jaco shall cause the premiums on the Policies to be fully paid up to the date of Gash's termination. Gash shall refund to Jaco the pro rata portion (determined by the straight-line method) of premiums on the Policies, if any, paid by Jaco for any period beyond the termination date. Upon such termination of Gash's employment and upon complete assignment of all of the Policies to Gash, Jaco shall have no further liability to Gash for payment of premiums under the Policies or otherwise in respect of its obligations under Sections 2.3 and 2.4 hereof.

3. Services to be Provided.
                  3.1 Gash shall devote his best efforts and substantially all of his time to the business of Jaco.
                  3.2 Gash shall perform all duties, obligations, and responsibilities assigned to him by the Board of Directors and/or the President and ordinarily performed by a person employed as a senior executive officer, and shall devote his full attention to the performance of the duties assigned to him.
                  3.3 If duly elected, Gash shall serve as an officer and/or director of any of Jaco's subsidiaries, whether now existing or hereafter established or acquired, and he shall perform such duties as are assigned to him, from time to time, by the Board of Directors and/or the President of Jaco or any of its subsidiaries.



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4.                Termination of Employment.
                  4.1 During the Employment Period, Gash's employment may be terminated by the Board of Directors of Jaco on the occurrence of any one or more of the following events:
                           (a)      The death of Gash;
                           (b)      Subject to the provisions of Section 4.2
below, the disability of Gash; or
                           (c)      For "Cause",which shall mean (i) the willful
failure by Gash substantially to perform his duties hereunder for reasons other than death or disability; (ii) the willful engaging by Gash in misconduct materially injurious to Jaco; or (iii) the commission by Gash of an act constituting common law fraud or a felony.
                  4.2 If Gash becomes mentally or physically disabled for a period of six (6) consecutive months so that he is not able to perform his duties substantially as contemplated herein ("Disability"), Jaco's obligations to pay the Cash Base Salary and the Cash Bonus shall cease from and after the last day of such six (6) month period and shall not be resumed unless and until Gash shall have returned to his duties on a full time basis for a period of two
(2) consecutive months. During such two (2) month period, Gash shall be paid at the rates of Base Salary and Cash Bonus which would then have been prevailing hereunder had he not become so disabled. If Gash's Disability becomes permanent, Jaco, at its option, may terminate Gash's employment with Jaco and its obligation hereunder to pay the Base Salary and the Cash Bonus. Gash's
Disability shall be deemed to have become permanent when, as a result of the injury or sickness, Gash becomes wholly and continuously disabled and is thus prevented from performing the material and substantial duties of his employment as set forth in Section 1.1 above and while under the care of a physician.


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5.  Reimbursement  of Expenses.  Jaco shall  reimburse  Gash for all  reasonable expenses incurred in connection with the promotion of the business of Jaco, including expenses for travel, entertainment and similar expenses incurred by Gash on Jaco's behalf. No such reimbursement shall be made except upon the presentation by Gash of an itemized account of such expenses or other evidence thereof for which reimbursement then is being sought, all in form reasonably satisfactory to Jaco.

6. Indemnity. Jaco, to the maximum extent it may provide indemnification to an officer or director under applicable law, shall indemnify Gash and hold him harmless from any and all liability arising out of any act or failure to act undertaken by him in good faith while performing services for Jaco, and shall use its best efforts to obtain coverage for him under any insurance policy now in force or hereafter obtained during the Employment Period covering officers and directors of Jaco against claims made against them or any of them for any act or failure to act in such capacities. Jaco shall pay all expenses, including reasonable attorneys' fees, actually or necessarily incurred by Gash in connection with the defense of any action, suit, or proceeding arising out of any such claim and in connection with any appeal arising therefrom.

7. Disclosure of Information. All memoranda, notes, records, or other documents made or compiled by Gash or made available to him during the course of his employment with Jaco concerning the business of Jaco shall be Jaco's property and shall be delivered to Jaco by Gash on the termination of Gash's employment. Unless authorized by Jaco, Gash shall not use for himself or others or divulge to others, any proprietary or confidential information of Jaco obtained by him


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as a  result  of his  employment.  For  purposes  of this  Section  7,  the term
"proprietary or confidential information" shall mean all information which (i) is known only to Gash or to Gash and employees, former employees, consultants of Jaco, or others in a confidential relationship with Jaco, (ii) relates to specific matters such as trade secrets, customers, potential customers, vendor lists, pricing and credit techniques, research and development activities, books and records, and commission schedules, as they may exist from time to time, which Gash may have acquired or obtained by virtue of work heretofore or hereafter performed for or on behalf of Jaco or which he may acquire or may have acquired knowledge of during the performance of such work, and (iii) is not readily available to others. In the event of a breach or a threatened breach by Gash of the provisions of this Section 7, Jaco shall be entitled to an
injunction  restraining  Gash  from  disclosing,   in  whole  or  in  part,  the
aforementioned   proprietary  or  confidential  information  of  Jaco,  or  from rendering any services to any person, firm, corporation, association, or other entity to whom or to which such proprietary or confidential information, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing contained herein shall be construed as prohibiting Jaco from pursuing any other remedies available to Jaco for such breach or threatened breach, including the recovery of damages from Gash.

8.                Restrictive Covenants.
                  8.1 Gash hereby acknowledges and recognizes the highly competitive nature of Jaco's business and, accordingly, in consideration of the premises contained herein, agrees that during the Employment Period and thereafter until the Designated Date (as hereinafter defined) he will not: (i) directly or indirectly engage in any Competitive Activity (as hereinafter defined), whether such engagement shall be as an officer, director, employee, consultant, agent, lender,


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stockholder,  or other  participant;  or (ii)  assist  others in engaging in any
Competitive Activity. The term "Competitive Activity" shall mean and shall include soliciting, raiding, enticing, or inducing, individually or in concert with others, (i) any person or entity to be a customer for the same or similar services for which that person or entity engaged Jaco, if such person or entity
(A) was a customer of Jaco's during the Employment Period or at any time thereafter prior to the Designated Date, or (B) was solicited by Jaco to be a customer during the one-year period prior to the termination of this Employment Agreement; (ii) any manufacturer or supplier whose products are distributed by Jaco at the time this Employment Agreement is terminated to act as a manufacturer or supplier for any other party of the same or similar goods that it supplies to Jaco; or (iii) any employee of Jaco to leave Jaco or to do business with any enterprise or business which competes with Jaco.
                  8.2 As used in this Section 8, the "Designated Date" shall mean any of the following dates:
                           (a)      in the event Gash willfully terminates his
employment with Jaco in violation of this Employment Agreement prior to the expiration of the Employment Period, the term "Designated Date" shall mean the first anniversary of the date of such termination;
                           (b)      in the event Jaco terminates the employment
of Gash under this Employment Agreement for Cause, the term "Designated Date" shall mean the first anniversary of the date of such termination; or
                           (c)      in the event Jaco terminates the employment
of Gash without cause, the term "Designated Date" shall mean the date of such termination.


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                  8.3 It is the  desire  and  intent  of the  parties  that  the provisions of this Section 8 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any provision of this Section 8 shall be adjudicated to be invalid or unenforceable in any such jurisdiction, such provision of this Section 8 shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision of this Section 8 in the particular jurisdiction in which such adjudication is made. In addition, if the scope of any restriction contained in this Section 8 is adjudicated to be too broad to permit enforcement thereof to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and Gash hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.
                  8.4 In the event of a breach or threatened breach by Gash of the provisions of this Section 8, Jaco shall be entitled to an injunction restraining him from such breach. Nothing contained herein shall be construed as prohibiting Jaco from pursuing any other remedies available to it for such breach or threatened breach or any other breach of this Employment Agreement.

9.                Consolidation; Merger; Change of Control.
                  9.1 In the event of any consolidation or merger of Jaco into or with another corporation during the Employment Period, and Jaco is not the surviving entity, or the sale of all or substantially all of the assets of Jaco to another corporation during the Employment Period, or in the event that fifty (50%) percent or more of the voting common stock of Jaco shall be owned by one or more individuals or entities, who are acting in concert or as part of an affiliated group (other than


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a group one of the members of which is Gash) at any time  during the  Employment
Period,  (the occurrence of any of the foregoing,  a "Change of Control"),  then
(i) Jaco shall pay or cause to be paid to Gash a certified or cashier's check in an amount equal to two hundred percent (200%) of the average of Gash's Base Salary plus Cash Bonus for the previous five (5) years; and (ii) this Employment Agreement may be assigned by Jaco or any such successor or surviving corporation on sixty (60) days prior written notice to Gash; provided, however, such assignment shall not cause Gash's principal place of employment to be moved to any space located more than forty-five (45) miles from Gash's principal place of employment prior to a Change of Control without his prior written consent.
                  9.2 Notwithstanding the provisions of Section 9.1 above, any such payments shall be made only in an amount which, when taken together with the present value of all other payments to Gash that are contingent on a Change in Control of Jaco, computed in accordance with the provisions of Section 280G(d)(4) of the Internal Revenue Code of 1986 (the "Code"), does not equal or exceed three times Gash's "Base Amount", as computed in accordance with Code
Section 280G(b)(3).

10. Notices. Any notices required or permitted to be given under the provisions of this Employment Agreement shall be in writing and delivered personally, sent by recognized overnight courier or mailed by certified or registered mail, return receipt requested, postage prepaid to the persons and at the addresses first set forth above, or to such other person at such other address as any party may request by notice in writing to the other party to this Employment Agreement. Notices


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which are hand delivered or delivered by recognized  overnight  courier shall be effective on delivery. Notices which are mailed shall be effective on the third day after mailing.

11. Construction, This Employment Agreement shall be construed in accordance with, and be governed by, the laws of the State of New York for contracts entered into and to be performed in New York.

12. Successors and Assigns. This Employment Agreement shall be binding on the successors and assigns of Jaco and shall inure to the benefit and be enforceable by and against its successors and assigns. This Employment Agreement is personal in nature and may not be assigned or transferred by Gash without the prior written consent of Jaco.

13. Entire Agreement. This Employment Agreement contains the entire understanding and agreement between the parties relating to the subject matter hereof, and neither this Employment Agreement nor any provision hereof may be waived, modified, amended, changed, discharged, or terminated, except by an agreement in writing signed by the party against whom enforcement of any waiver, modification, change, amendment, discharge, or termination is sought.

14. Counterparts. This Employment Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, and all of which counterparts shall together constitute a single agreement.



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15.  Illegality.  In case any one or more of the  provisions of this  Employment
Agreement shall be invalid, illegal, or unenforceable in any respect, the validity, the legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

16. Captions. The captions of the sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the terms or provisions of this Employment
Agreement.



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                  IN WITNESS  WHEREOF,  the parties have executed this Agreement as of the date first above written.

                                    JACO ELECTRONICS, INC.


                                   By:    JOEL H. GIRSKY
                                          President


                                          JEFFREY D. GASH








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